Exhibit 8.2.7

THIRD AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

THIS THIRD AMENDMENT is dated as of February 1, 2011 and effective as of May 1, 2010, by and between BlackRock Advisors, LLC ("BAL"), American Fidelity Securities, Inc. ("AFS") and American Fidelity Assurance Company ("the Insurer") relating to the Administrative Services Agreement, dated as of May 1, 1999 (the "Agreement") amended as of February 28, 2005 ("First Amendment") and amended as of May 1, 2007 ("Second Amendment").

NOW, THEREFORE, in consideration of the forgoing mutual promises set forth below, the Parties agree as follows:

Section 1 is deleted in its entirety and replaced with the following:

1.           Administration Expense Payments.

(a)  For existing accounts established at the Transfer Agent prior to May 01, 2010:

BAL or its affiliates and/or, if approved by the Fund Board, the Funds shall pay the Insurer an annual fee equal to 10 basis points (0.10%) of the average daily net assets of Equity Portfolios (excluding index portfolios) that are held in the Separate Accounts of Insurer listed in Schedule A of the amended Fund Participation Agreement.

For new accounts established at the Transfer Agent by the Insurer after May 01, 2010:

(b)   BAL or its affiliates and/or, if approved by the Fund Board, the Funds shall pay Insurer an annual fee equal to 25 basis points (0.25%) of the average daily net assets of the equity portfolios (excluding index portfolios) that are held in new Separate Accounts of Insurer of the amended and restated Fund Participation Agreement.

(c)   BAL shall calculate the payment contemplated by this Section 1 at the end of each calendar quarter ("Quarterly Payment"). BAL will submit such payment to Insurer within a reasonable time period for which such fees are payable.

(d)   Insurer will provide payment instructions (Wire/Check/ACH), account numbers, billing contact information, and other relevant information (as agreed to by the parties) ("Account Data") and will notify BAL within five business days of any changes in the Account Data. Insurer will also notify BAL or its designee of any new accounts within five business days following the set up of any new accounts.  If Insurer does not notify BAL of changes to Account Data or new accounts within the five business days, the fees on such accounts may be subject to nonpayment unless Insurer subsequently notifies BAL of such changes within a reasonable period of time and verifies (subject to confirmation by BAL) that payment has not otherwise been made prior to notification of the correct Account Data or new accounts.

 (e)  The parties acknowledge and agree that the assets and/or accounts covered under the terms of this Agreement, as amended, will not be subject to fees or any additional payment arrangements with BAL or its affiliates for services, sub-transfer agency, sub-accounting, networking services or for any similar services, other than as described herein.  Insurer represents and warrants that they are not invoicing BAL or its affiliates for duplicative fees as described in the preceding sentence.

 (f)   Insurer shall have thirty (30) days from the earlier of (a) receipt of the invoice prepared by BAL or (b) from date payment is made by BAL, to request in writing additions or adjustments.  After each thirty (30) day reconciliation period, any requested adjustments or payments will be at the discretion of BAL.

 (g)   Insurer and BAL each hereby represent that the fees paid pursuant to this Agreement, as amended, are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties. From time to time, the parties shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of the Insurer.  The parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

 (h)   Any invoices shall only cover time periods for which this Agreement is in effect.

2.           Section 6 is hereby deleted and replaced with the following:

6.  Notices.         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

To BAL:	With a copy to:
BlackRock Advisors, LLC Attention: Brian Schmidt 55 East 52nd Street New York, NY 10055	Robert Connolly, General Counsel BlackRock, Inc. 40 East 52nd Street New York, NY 10022

To the Insurer or AFS: American Fidelity Assurance Company Attn: Education Services Division, Derrick Owens 2000 N. Classen Blvd., 5N Oklahoma City, OK 73106-6013

With a copy to: Attn: Legal Department, David M. Robinson 2000 N. Classen Blvd., 7N Oklahoma City, OK 73106-6013

3.    Except as hereinabove provided, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect.  To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control.  Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

4.           This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

5.           This Amendment may be executed in one or more counterparts each of which, when taken together, shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as of the day and year first above written.

BlackRock Advisors, LLC

Signature:	/s/ (illegible first name) Schmidt

Name:	(Illegible first name) Schmidt

Title:	Managing Director

American Fidelity Assurance Company

Signature:	/s/ David Carpenter

Name:	David Carpenter

Title:	President

American Fidelity Securities, Inc.

Signature:	/s/ Nancy Steeber

Name:	Nancy Steeber

Title:	President

SCHEDULE B

SCHEDULE B is deleted and replaced with the following schedule

Portfolios and Classes of BlackRock Variable Series Funds, Inc.
Offered to Separate Accounts of American Fidelity Assurance Company

Available Class I shares of:

CUSIP	TICKER	FUND NAME	CLASS

09253L405	BAVLI	BlackRock Basic Value V.I. Fund	I
09253L843	FDGRI	BlackRock Capital Appreciation V.I. Fund *	I
09253L777	GLALI	BlackRock Global Allocation V.I. Fund	I
09253L470	SMCPI	BlackRock Value Opportunities V.I. Fund	I

* Name change from Fundamental Growth V.I. Fund effective May 1, 2010

No fees will be paid on the BlackRock Money Market V.I. Fund